UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

SS&C TECHNOLOGIES HOLDINGS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

78467J100

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 78467J100	Page 1 of 19

1	Names of reporting persons Carlyle Group Management L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 21,469,799
	7	Sole dispositive power 0
	8	Shared dispositive power 21,469,799
9	Aggregate amount beneficially owned by each reporting person 21,469,799
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 27.2%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 78467J100	Page 2 of 19

1	Names of reporting persons The Carlyle Group L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 21,469,799
	7	Sole dispositive power 0
	8	Shared dispositive power 21,469,799
9	Aggregate amount beneficially owned by each reporting person 21,469,799
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 27.2%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 78467J100	Page 3 of 19

1	Names of reporting persons Carlyle Holdings II GP L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 21,469,799
	7	Sole dispositive power 0
	8	Shared dispositive power 21,469,799
9	Aggregate amount beneficially owned by each reporting person 21,469,799
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 27.2%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 78467J100	Page 4 of 19

1	Names of reporting persons Carlyle Holdings II L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Québec
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 21,469,799
	7	Sole dispositive power 0
	8	Shared dispositive power 21,469,799
9	Aggregate amount beneficially owned by each reporting person 21,469,799
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 27.2%
12	Type of reporting person OO (Québec société en commandit)

SCHEDULE 13G

CUSIP No. 78467J100	Page 5 of 19

1	Names of reporting persons TC Group Cayman Investment Holdings, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 21,469,799
	7	Sole dispositive power 0
	8	Shared dispositive power 21,469,799
9	Aggregate amount beneficially owned by each reporting person 21,469,799
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 27.2%
12	Type of reporting person PN (Cayman Islands Exempt Limited Partnership)

SCHEDULE 13G

CUSIP No. 78467J100	Page 6 of 19

1	Names of reporting persons TC Group Cayman Investment Holdings Sub L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 21,469,799
	7	Sole dispositive power 0
	8	Shared dispositive power 21,469,799
9	Aggregate amount beneficially owned by each reporting person 21,469,799
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 27.2%
12	Type of reporting person PN (Cayman Islands Exempt Limited Partnership)

SCHEDULE 13G

CUSIP No. 78467J100	Page 7 of 19

1	Names of reporting persons TC Group IV, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 21,469,799
	7	Sole dispositive power 0
	8	Shared dispositive power 21,469,799
9	Aggregate amount beneficially owned by each reporting person 21,469,799
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 27.2%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 78467J100	Page 8 of 19

1	Names of reporting persons TC Group IV, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 21,469,799
	7	Sole dispositive power 0
	8	Shared dispositive power 21,469,799
9	Aggregate amount beneficially owned by each reporting person 21,469,799
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 27.2%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 78467J100	Page 9 of 19

1	Names of reporting persons Carlyle Partners IV, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 20,636,363
	7	Sole dispositive power 0
	8	Shared dispositive power 20,636,363
9	Aggregate amount beneficially owned by each reporting person 20,636,363
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 26.2%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 78467J100	Page 10 of 19

1	Names of reporting persons CP IV Coinvestment, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 833,436
	7	Sole dispositive power 0
	8	Shared dispositive power 833,436
9	Aggregate amount beneficially owned by each reporting person 833,436
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 1.1%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 78467J100	Page 11 of 19

1	Names of reporting persons TCG Holdings, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 78467J100	Page 12 of 19

1	Names of reporting persons TC Group, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 78467J100	Page 13 of 19

1	Names of reporting persons TC Group IV Managing GP, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 78467J100	Page 14 of 19

ITEM 1.	(a)	Name of Issuer:

SS&C Technologies Holdings, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

80 Lamberton Road Windsor, Connecticut 06095

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

TC Group IV, L.P.

Carlyle Group Management L.L.C.

The Carlyle Group L.P.

Carlyle Holdings II GP L.L.C.

Carlyle Holdings II L.P.

TC Group Cayman Investment Holdings, L.P.

TC Group Cayman Investment Holdings Sub L.P.

TC Group IV, L.L.C.

Carlyle Partners IV, L.P.

CP IV Coinvestment, L.P.

TCG Holdings, L.L.C.

TC Group, L.L.C.

TC Group IV Managing GP, L.L.C.

Following an internal reorganization on May 2, 2012, TC Group IV Managing GP, L.L.C. is no longer the general partner of TC Group IV, L.P. Accordingly, TC Group IV Managing GP, L.L.C., TCG Holdings, L.L.C., its managing member, and TC Group, L.L.C., the managing member of TCG Holdings, L.L.C. may no longer be deemed to beneficially own the shares previously held of record by Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P.

	(b)	Address or Principal Business Office:

The business address of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is c/o Walker Corporate Services Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001 Cayman Islands. The business address of each of the other Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

SCHEDULE 13G

CUSIP No. 78467J100	Page 15 of 19

	(c)	Citizenship of each Reporting Person is:

TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. are organized in the Cayman Islands. Carlyle Holdings II L.P. is a Québec société en commandit. Each of the other Reporting Persons is organized in the state of Delaware.

	(d)	Title of Class of Securities:

Common stock, $0.01 par value per share (“Common Stock”).

	(e)	CUSIP Number:

78467J100

ITEM 3.

Not applicable.

SCHEDULE 13G

CUSIP No. 78467J100	Page 16 of 19

ITEM 4.	Ownership

Ownership (a-c)

The ownership information presented below represents beneficial ownership of common stock of the Issuer as of December 31, 2012, based upon 78,882,145 shares of the Issuer’s common stock outstanding as of November 7, 2012.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
TC Group IV, L.P.	21,469,799	27.2%	0	21,469,799	0	21,469,799
Carlyle Group Management L.L.C.	21,469,799	27.2%	0	21,469,799	0	21,469,799
The Carlyle Group L.P.	21,469,799	27.2%	0	21,469,799	0	21,469,799
Carlyle Holdings II GP L.L.C.	21,469,799	27.2%	0	21,469,799	0	21,469,799
Carlyle Holdings II L.P.	21,469,799	27.2%	0	21,469,799	0	21,469,799
TC Group Cayman Investment Holdings, L.P.	21,469,799	27.2%	0	21,469,799	0	21,469,799
TC Group Cayman Investment Holdings Sub L.P.	21,469,799	27.2%	0	21,469,799	0	21,469,799
TC Group IV, L.L.C.	21,469,799	27.2%	0	21,469,799	0	21,469,799
Carlyle Partners IV, L.P.	20,636,363	26.2%	0	20,636,363	0	20,636,363
CP IV Coinvestment, L.P.	833,436	1.1%	0	833,436	0	833,436
TCG Holdings, L.L.C.	0	0.0%	0	0	0	0
TC Group, L.L.C.	0	0.0%	0	0	0	0
TC Group IV Managing GP, L.L.C.	0	0.0%	0	0	0	0

Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. are the record holders of 20,636,363 and 833,436 shares of the Issuer’s Common Stock, respectively. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the managing member of TC Group IV, L.L.C., which is the general partner of TC Group IV, L.P., which is the general partner of each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. Accordingly, each of Carlyle Group Management L.L.C., The Carlyle Group L.P., Carlyle Holdings II GP L.L.C., Carlyle Holdings II L.P., TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., TC Group IV, L.L.C. and TC Group IV, L.P. may be deemed to share beneficial ownership of the shares of Common Stock owned of record by each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P.

ITEM 5.	Ownership of Five Percent or Less of a Class

Not applicable.

SCHEDULE 13G

CUSIP No. 78467J100	Page 17 of 19

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group

Not applicable.

ITEM 9.	Notice of Dissolution of Group

Not applicable.

ITEM 10.	Certification

Not applicable.

SCHEDULE 13G

CUSIP No. 78467J100	Page 18 of 19

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2013

TCG Holdings, L.L.C.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Managing Director

TC GROUP, L.L.C. by: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Managing Director

TC GROUP IV MANAGING GP, L.L.C. by: TC Group, L.L.C., its Managing Member by: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Managing Director

CARLYLE GROUP MANAGEMENT L.L.C.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

THE CARLYLE GROUP L.P.
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II GP L.L.C.
By: The Carlyle Group L.P., its managing member
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II L.P.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

SCHEDULE 13G

CUSIP No. 78467J100	Page 19 of 19

TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P.
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP CAYMAN INVESTMENT HOLDINGS SUB L.P.
By: TC Group Cayman Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP IV, L.L.C.
By: TC Group Cayman Investment Holdings Sub L.P., its managing member
By: TC Group Cayman Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP IV, L.P.

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

CARLYLE PARTNERS IV, L.P.
By: TC Group IV, L.P., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

CP IV COINVESTMENT, L.P.
By: TC Group IV, L.P., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

LIST OF EXHIBITS

Exhibit No.	Description

24	Power of Attorney

99	Joint Filing Agreement